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Exhibit 10.10

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933. Such Portions are marked "[*]" in this document; they have been filed separately with the Commission.

GLOBALSTAR COMPANIES

DESIGNATED EXECUTIVE INCENTIVE
COMPENSATION MEMORANDUM

This is a Memorandum of Agreement ("Memorandum") entered into by GLOBALSTAR LLC (together with its post-Conversion [defined below] successor, hereinafter individually and collectively "Globalstar"), with the following employee: FUAD AHMAD ("Participant" and collectively with ANTHONY J. NAVARRA, MEGAN FITZGERALD, ROBERT MILLER, DENNIS ALLEN, and STEVEN BELL, one of the "Participants").

This Memorandum sets forth the terms and conditions of a supplemental executive incentive compensation program (the "Plan") that Globalstar has made available severally to each of the Participants. The Memorandum is an integration and complete restatement of all prior documents and discussions between and among Globalstar and any or all of the Participants concerning the Plan, and completely supersedes and replaces any such prior documents and discussions. The undersigned Participant acknowledges that his opportunity to become a Participant in the Plan has arisen because of his succession to responsibilities formerly discharged on behalf of Globalstar by [*], whose status as a Participant terminated on May 31, 2004, and that the undersigned Participant's entitlement under the Plan varies from the entitlement of other Participants as expressly set forth in Sections 11 (iii) and 11 (v), below. This Plan does not otherwise modify or affect any Participant's terms and conditions of employment by Globalstar. Anything in this Memorandum to the contrary notwithstanding, the Plan does not, expressly or by implication, create a contract for, or any assurance of, a fixed or minimum duration of employment by any of the Participants with Globalstar. Each Participant acknowledges and agrees that all agreements and understandings in this Memorandum are expressly made subject to Globalstar's at-will employment policy, as well as all other applicable terms and conditions of the Globalstar Personnel Policies and Procedures Manual.

The understandings and agreements in this Memorandum are personal to the named Participants and do not attach to, nor will they become an incident of, any Participant's office.

I.    PRINCIPLES

  The Plan is predicated on the following principles and should be understood and interpreted to be consistent with them:

  A.
  The financial interests of all equity holders of Globalstar LCC and its successor corporation (such equity holders being hereinafter referred to for convenience, both before and after Conversion as "Stockholders") will be enhanced by a financial compensation arrangement that rewards key members of management (the undersigned Participants) financially in a manner that is linked to increases in the value of Stockholder equity.

  B.
  Incentive compensation based on equity-like participation in Globalstar LLC (and its successor corporation) by the Participants should and will result in an alignment of the financial interests of management of Globalstar LLC and its successor with the financial interests of Stockholders.

  C.
  Incentive compensation should be payable based on increase in the value of Stockholder equity, but only after the value of Stockholder equity has increased by a specified minimum amount. The Participants acknowledge that the minimum return increase in equity value to all

    Stockholders specified in this Memorandum, to be measured for all Stockholders by a tripling of the value of the "Thermo Investment" (defined below) within the period beginning April 14, 2004 and ending on the final "Valuation Date" (defined below), is a reasonable standard for measuring the minimum increase in value of Stockholder equity during this period.

  D.
  Awarding incentive compensation to the Participants based on interim increases in Compensatable Value (defined below) should and will provide an incentive for management to achieve near term objectives, while maintaining focus on long-term growth of Stockholder equity value as the primary objective.

  E.
  Paying Incentive Compensation over multiple years in accordance with the Annual Payment Limitations (defined below) specified in this Memorandum should and will promote management's commitment to Globalstar and will be in the best interests of Globalstar.

II.    DEFINITIONS

Capitalized terms used in this Memorandum but not defined elsewhere, either in this Memorandum or in the Operating Agreement (defined below), have the meanings ascribed to them below; provided, however, that in the event of conflict the definition in this Memorandum shall prevail:

  (i)
  ACA:    The Asset Contribution Agreement between and among Globalstar, L.P. and others, including Thermo, dated as of December 5, 2003 and amended April 13, 2004.

  (ii)
  Affiliate(s) (of Thermo):    Persons, natural or otherwise, who, directly or indirectly, control, are controlled by, or are under common control with Thermo.

  (iii)
  Aggregate Limitation:    Five Million Dollars ($5,000,000) per Participant, less, with respect to the undersigned Participant, any amount by which the Annual Payment Limitation for 2007 may have been reduced in accordance with item (v), below.

  (iv)
  Annual Payment Dates:    With respect to the October 2006 Annual Valuation Date, the final business day of the first full week in January 2007. With respect to the October 2007 and 2008 Annual Valuation Dates, the corresponding days in January 2008 and 2009.

  (v)
  Annual Payment Limitations:    The greater of (a) these stipulated amounts: $500,000 in 2007, $750,000 in 2008, and $3,750,000 in 2009 or (b) in the case of 2008 and 2009, the stipulated amount for the year in question plus the excess of (1) the sum of stipulated amounts for the year in question and prior year(s) over (2) the actual amount(s) paid for prior year(s); provided, however, that the Annual Payment Limitation applicable to 2007 for the undersigned Participant shall be reduced by any sum, not in excess of 7/24 × 5500,000 (i.e. by up to $145,833) or by such lesser sum (if any) as shall be payable under the Plan in 2007 to a former Participant, [*], pursuant to a certain Memorandum of Agreement dated January 31, 2005 with respect to termination of [*] 's employment with Globalstar.

  (vi)
  Annual Valuation Date(s):    The final Trading Day in October of 2006, 2007, and 2008; provided, however, that after registration of the Shares under the Securities Exchange Act of 1934 in October 2006 it reasonably appears that an additional stock trading stabilization period is required, the first Annual Valuation Date shall be the final Trading Day of November 2006. This shall not postpone the January 2007 Annual Payment Date.

  (vii)
  Compensatable Value:    The calculated value of the Thermo Equity in excess of the Floor Valuation on the applicable Valuation Date, determined by (a) adding (1) the cumulative consideration, if any, actually received by Thermo from transfers, prior to such Valuation Date, of Shares (or Units) to persons other than Affiliates, plus (2) the fair market value of all Shares owned, directly or indirectly, by Thermo on the Valuation Date and (b) subtracting the Floor Valuation from such sum; provided, however, that if this calculation would yield Compensatable Value in excess of $250,000,000 then Compensatable Value shall be deemed to be $250,000,000. For purposes of the preceding sentence, consideration received by Thermo in the form of securities issued by third parties shall be valued at zero (0) unless such securities are, or until they become, freely tradable and marketable. Third-party securities received that are not freely tradable and marketable when received by Thermo, but that later become freely tradable and marketable, shall be valued at their closing arms length sale price on the day that they become freely tradable and marketable, or if no trades occur on that day, at their closing sale price on the first day that an arms length transaction in such securities occurs. Such securities shall be deemed for purposes of all future Valuation Dates to have the value determined in accordance with the preceding sentence, and any proceeds received by Thermo from a disposition of such securities shall likewise be deemed for purposes of this definition of Compensatable Value to be equal to the value so determined. For purposes of this definition, shares transferred by Thermo to non-Affiliates shall be conclusively presumed to have been. sold at full and fair value consideration as established by the relevant transaction documentation.

  (viii)
  Conversion:    The conversion of Globalstar LLC into a corporation in accordance with the laws of the State of Delaware and the Operating Agreement.

  (ix)
  Floor Valuation:    On any Valuation Date, three (3) times the maximum amount of the Thermo Investment in Globalstar.

  (x)
  Incentive Compensation:    Sums becoming payable to Participants in accordance with the Plan.

  (xi)
  Operating Agreement:    The Amended and Restated Limited Liability Company Agreement of Globalstar LLC dated December 5, 2003, as amended effective October 1, 2004 and thereafter from time to time in accordance with its terms, including any document intended to succeed or replace the Operating Agreement at the time of Conversion.

  (xii)
  Participants:    The individuals whose names are set forth on the first page of this Memorandum and who have signed it.

  (xiii)
  Payment Date:    Any date, including an Annual Payment Date, on which Incentive Compensation shall be payable in accordance with this Memorandum.

  (xiv)
  Plan:    The Incentive Compensation program described by this Memorandum. Upon approval in accordance with this Memorandum, the Plan shall be deemed effective as of November 1, 2004 and shall expire when final payment has been made to eligible Participants as provided in this Memorandum.

  (xv)
  Shares:    The representation of an investor's interest in Globalstar LLC, including, while Globalstar LLC remains a limited liability company, units of membership interest of Globalstar LLC ("Units") and thereafter shares of common stock of Globalstar LLC's successor corporation. After Conversion, the Shares will be registered under the Securities Exchange Act of 1934, but may or may not be listed on any Stock Exchange. An investor is any person, natural or otherwise, listed as a record owner of Shares (or Units) in the official Globalstar Stockholder (or membership) Record maintained by the Secretary of Globalstar or a duly designated transfer agent for Globalstar.

  (xvi)
  Stock Exchange:    Any stock exchange registered under the Securities Exchange Act of 1934 or any alternative quotation system established by the National Association of Securities Dealers, including NASDAQ.

  (xvii)
  Thermo:    Globalstar Holdings LLC and Globalstar Satellite, LP, both organized under the laws of the State of Delaware, and their respective Affiliates.

  (xviii)
  Thermo Equity:    Subject to the requirements of the definition of Transfer Valuation Event (below), on any given Valuation Date, Thermo's share of ownership in Globalstar LLC (and its successor corporation), as represented by (a) Shares, i.e. Units, issued to Thermo on April 14, 2004, plus (b) any additional Shares (or Units) issued to Thermo thereafter, including Shares issued to Thermo in substitution for or in addition to Units at and after Conversion, less (c) Shares (or Units) that have been as of such Valuation Date transferred by Thermo to non-Affiliated third parties or redeemed by Globalstar LLC from Thermo. At the close of business on January 1, 2005, Thermo Equity was represented by 6,543,218 Units out of a total of 10,309,278 Units issued and outstanding, 1,966,000 of which were held by Globalstar Holdings LLC, and 4,577,218 of which were held by Globalstar Satellite LP.

  (xix)
  Thermo Investment:    On any given Valuation Date, the sum of (a) money actually advanced directly or indirectly to Globalstar by Thermo pursuant to the ACA (such amount being $17,017,645.46 as of January l, 2005, net of funds received by Thermo on December 3, 2004 as proceeds of redemptions); plus (b) any additional sum of money that Thermo shall advance, or be or become legally obligated to advance, directly or indirectly to Globalstar on or prior to the effective date of Conversion.

  (xx)
  Trading Day:    Any day following Conversion on which Globalstar Shares shall be traded in an arm's length private transaction or, if listed on a Stock Exchange, on the applicable Stock Exchange.

  (xxi)
  Transfer Valuation Date:    The date of final closing, as determined in good faith by Globalstar of any transaction (but only if such closing shall occur on or before November 1, 2008) that shall result in Thermo having transferred (when cumulated with all such prior transfers) to one or more non-Affiliates, an aggregate of more than fifty percent (50%) of the Thermo Equity for cash, freely tradable and marketable securities, or a combination thereof (a "Transfer Valuation Event"). For purposes of determining whether more than fifty percent (50%) of the Thermo Equity shall have been transferred, Thermo Equity shall be deemed to be represented by the number of Shares held by Thermo at the close of business as of January 1, 2005 adjusted as required for stock dividends, stock splits (if any), stock consolidations, or similar events occurring after January 1, 2005.

III.    THE PLAN

  1.
  Conversion to Corporation; Registration of Stock.    The parties contemplate that Globalstar LLC Units will be converted into common stock and registered in the form of Shares not later than in October 2006 in accordance with the Operating Agreement. If registration occurs earlier, the Valuation Dates and Payment Dates specified in the Plan shall remain unchanged.

  2.
  Impact on Value of Stockholder's Equity.    The parties also contemplate that the per-Share value of Thermo Equity on any applicable Valuation Date should approximate the per Share value of the equity of non-Thermo Stockholders on that Valuation Date. Stated differently, as the value of Thermo's Shares increases, the value of other Stockholders' Shares should also increase in proportion to the value of Thermo's Shares.

  3.
  Annual Equity Valuation Procedures.    Not less than once each year beginning in 2006, on each Annual Valuation Date Globalstar LLC shall calculate the then-value of Thermo Equity in the following manner. The value of Thermo Equity on Annual Valuation Dates will be deemed to be (a) the closing price per share of Globalstar Shares on the applicable Annual Valuation Date multiplied by the number of Shares then owned directly or indirectly by Thermo plus (b) the aggregate consideration received by Thermo either in cash or the value on date of delivery of freely tradable and marketable securities, plus, for securities that were not freely tradable and marketable on the date received but have subsequently become so, the value established prior to the applicable Annual Valuation Date, in accordance with the definition of Compensatable Value.

  4.
  Payment of Incentive Compensation.    Subject to the limitation and provisions of this Memorandum, on the Annual Valuation Date in 2006, 2007, and 2008, Globalstar shall determine Compensatable Value, and, on the corresponding Annual Payment Date in 2007, 2008, and 2009, shall pay Incentive Compensation to each eligible Participant. Incentive Compensation payable to each eligible Participant shall equal two percent (2%) of Compensatable Value on the latest applicable Annual Valuation Date; provided, however, that total Incentive Compensation paid to any Participant shall never exceed the Aggregate Limitation, nor, except as provided in Subsection 7(b), shall any payment of incentive Compensation to any Participant on any Payment Date exceed the applicable Annual Payment Limitations.

  5.
  Eligibility Requirement.    Subject to the exceptions provided in this Section 5, in order to be eligible to receive Incentive Compensation a Participant must be employed by Globalstar on the applicable Payment Date. A Participant will forfeit all rights to future payments of Incentive Compensation if, prior to a future Payment Date, the Participant resigns from employment by Globalstar for any reason or is terminated by Globalstar for cause. Incentive Compensation paid to eligible Participants will not be subject to recoupment by Globalstar because of resignation subsequent to the date of payments.

    Exceptions:

    (a)
    Termination on/after Valuation Date but before Corresponding Payment Date.    If Participant's employment is terminated by Globalstar involuntarily (except for cause) on or after a Valuation Date but prior to the corresponding Payment Date, the affected Participant shall receive on the applicable Payment Date, in the same manner as if he or she had remained employed on the applicable Payment Date, the Incentive Compensation that he or she would have received based on the latest Valuation Date occurring prior to termination.

    (b)
    Termination on/after Payment Date but before Next Succeeding Valuation Date.

    (I)
    First Valuation Date.    If a Participant is terminated by Globalstar involuntarily (except for cause), on or prior to the first Valuation Date (i.e. October 31, 2006, subject to extension in accordance with definition (vi), above), the affected Participant shall receive on the 2007 Annual Payment Date the Incentive Compensation that he or she would have received if he or she had remained employed on that Payment Date multiplied by a fraction, the numerator of which shall be the number of full calendar months, beginning with November 2004, that shall have elapsed at time of termination and the denominator of which shall be 24.

    (II)
    Subsequent Valuation Date.    If a Participant is terminated by Globalstar involuntarily (except for cause) after the first Annual Valuation Date but prior to the then-next succeeding Annual Payment Date, the affected Participant shall receive on the applicable Annual Payment Date the Incentive Compensation that he or she would have received if he or she had remained employed on that Payment Date, prorated in the same manner as is provided in clause I, above, except that the numerator of the fraction shall be the number of full calendar months that shall have elapsed after the most recent Valuation Date prior to termination and the denominator shall be 12.

    (c)
    Termination within Six Months prior to Transfer Valuation Event.    If a Participant's employment is terminated by Globalstar involuntarily (except for cause), and a Transfer

      Valuation Event occurs within six (6) months after the date of termination, then, in addition to the rights granted under exception (a), or (b), above, the Participant shall receive the Incentive Compensation payable as a consequence of the Transfer Valuation Event that he or she would have received if he or she had remained employed at the time of the Transfer Valuation Event, except that no portion of such Incentive Compensation shall be payable until the Annual Payment Date in January 2009. The payment provided for under this exception (c) shall be based on a one-time additional payment arising out of the Transfer Valuation Event and shall be subject to the Aggregate Limitation after deducting all prior payments of Incentive Compensation.

    (d)
    Termination Because of Death or Disability.    If a Participant's employment terminates prior to any applicable Payment Date because of the Participant's death or total disability, the Participant (or if applicable his or her estate, personal representative, or designated beneficiary), shall receive on the applicable Payment Date the Incentive Compensation that the Participant would have received on such Payment Date if termination had occurred pursuant to (as applicable) exception (a) or (b), above, and no subsequent payments. For purposes of this exception, total disability is any circumstance or condition that results in the Participant being unable to discharge his or her duties of employment by Globalstar.

  The exceptions provided in this Section 5 are the only exceptions to the requirement that a Participant must be employed on the applicable Payment Date to be eligible to receive Incentive Compensation. After receipt of the payments provided for under these sections, Participants that are no longer employed by Globalstar shall have no further entitlement under the Plan.

  6.
  Annual Payment Limitations.    Payments of Incentive Compensation on any Annual Payment Date shall not exceed stipulated Annual Payment Limitations, increased if applicable in accordance with clause (b) of the definition of Annual Payment Limitations. This Section 6 shall not be construed to limit larger or earlier payments that may become due pursuant to Section 7, below, upon the occurrence of a Transfer Valuation Event. After the full amount permitted by an Annual Payment Limitation has been paid in full, it shall not be duplicated on a subsequent Payment Date. Entitlement to payments on subsequent Payment Dates will be determined based on Compensatable Value on an applicable subsequent Valuation Date, subject to the Annual Payment Limitation applicable to the year of the Payment Date.

  7.
  Transfer Valuation Event.    The value of Thermo Equity on any Transfer Valuation Date shall be the sum of (i) the value of the consideration received by Thermo in cash and/or freely tradable and marketable securities from dispositions of Shares to non-Affiliates prior to the Transfer Valuation Event, (ii) the value of the consideration received by Thermo in cash and/or freely tradable and marketable securities as a result of the Transfer Valuation Event, and (iii) the value of the Shares retained by Thermo after the Transfer Valuation Event. The value of Thermo's retained Shares shall be determined by multiplying the number of such retained Shares by the per-Share value of the Shares transferred in the Transfer Valuation Event, as provided in the Transfer Valuation Event documentation, provided, however, that any consideration received by Thermo in securities that are not freely tradable and marketable when received shall be valued in accordance with the definition of Compensatable Value.

    The following procedures shall apply to a Transfer Valuation Event:

    (a)
    Acceleration of Final Payment Date.    If a Transfer Valuation Event occurs and Compensatable Value as of the resultant Transfer Valuation Date equals or exceeds $250,000,000, then the third Annual Valuation Date shall be deemed to have occurred on the Transaction Valuation Date and, except as provided in Subsection 7(b) below, Globalstar shall pay all Incentive Compensation that becomes due because of the Transfer Valuation Event on the earliest of (i) January 2009, (ii) termination of Participant's employment by or at the request of the purchaser in the Transfer Valuation Event transaction, or (iii) twelve (12) months after the Transfer Valuation Date, during which period each Participant hereby agrees, if requested by the purchaser to do so, to continue employment with Globalstar on terms and conditions that, exclusive of the Plan, are substantially equal to or better than the Participant's pre-Transfer Valuation Event terms and conditions of employment.

    (b)
    Postponement of Final Payment Date.    Subsection 7(a) to the contrary notwithstanding, if the Transfer Valuation Event transaction includes a requirement that one or more of the Participant(s) remain employed by Globalstar for more than twelve (12) months after the Transfer Valuation Date the affected Participants hereby agree to accept employment in accordance with this requirement; provided, however, that the terms and conditions of continued employment offered to the Participant, exclusive of the Plan, are substantially equal to or better than the terms and conditions enjoyed by the Participant at the time of the offer; provided, further, that nothing in this Memorandum shall be construed either to require the Participant to remain employed after the Transfer Valuation Date for more than twenty-four (24) months or to preclude voluntary employment by the Participant for longer than twenty-four (24) months after the Transfer Valuation Date. If employment for more than twelve (12) months is required, Globalstar shall pay one-half (1/2) of all Incentive Compensation that becomes due because of the Transfer Valuation Event on the Transfer Valuation Date and one-half (1/2) upon the conclusion of the extended employment period, but not longer than twenty-four (24) months after the Transfer Valuation Date. At the request of any affected Participant, payments that are postponed in accordance with the preceding sentence beyond the date that they could be payable in accordance with Subsection 7(a) shall be secured by escrow or by other means reasonably satisfactory to the affected Participants. This Subsection 7(b) shall not apply to Participants who are not required by the terms of the Transfer Valuation Event to remain employed by Globalstar or the purchaser for a term in excess of twelve (12) months after the Transfer Valuation Date.

    (c)
    2007 and 2008 Annual Payments not Affected.    Notwithstanding Subsections 7(a) and 7(b), payments of up to the January 2007 and January 2008 Annual Payment Limitations shall not be postponed beyond January 2007 and January 2008, respectively, to the extent that Incentive Compensation that becomes payable because of the Transfer Valuation Event equals or exceeds these maximum payments on a cumulative basis.

  8.
  Transfer Valuation Event Yielding Compensatable Value of Less than $250,000,000.    Notwithstanding anything in Section 7, if as a consequence of a Transfer Valuation Event the sum of (i) Incentive Compensation previously paid on Annual Valuation Dates plus (ii) Incentive Compensation becoming due because of the Transfer Valuation Event shall be less than the Aggregate Limitation, the Plan shall remain in effect through one or more succeeding Annual Payment Date(s) until a valuation of Thermo Equity conducted on future Annual Valuation Date shall have yielded Compensatable Value of not less than $250,000,000 and Incentive Compensation shall have been paid with respect thereto, but under no circumstances beyond the 2008 Annual Valuation Date and the corresponding

    January 2009 Annual Payment Date. Under these circumstances, Globalstar shall continue to compute Compensatable Value as of the Annual Valuation Date(s) through October 2008 as if the Transfer Valuation Event had not occurred, and shall pay Incentive Compensation based on such post-Transfer Valuation Event calculation(s). For purposes of this Section 8, if a post-Transfer Valuation Event annual computation of Compensatable Value shall result in a determination that Compensatable Value has decreased in comparison to Compensatable Value as of a previous Valuation Date, Compensatable Value shall be deemed to be the highest value determined as of any previous Annual Valuation Date or as of the Transfer Valuation Event. The purpose of the immediately preceding sentence is to provide that under the circumstances described in the first sentence of this Section 8 the highest amount of Incentive Compensation that becomes payable because of any determination of Compensatable Value that occurs on or after a Transfer Valuation Event shall be a vested entitlement and not be subject to a reduction as a result of a subsequent decline in Compensatable Value. Both the Annual Payment Limitations and the Aggregate Limitation shall continue to apply. Nothing in this Section 8 shall be construed to add to, limit, override, or otherwise conflict with, the final sentence of exception (c) in Section 5 conferring certain additional rights on persons who are no longer Participants in the Plan because of termination of their employment, it being agreed that this Section 8 is inapplicable to such persons.

  9.
  Failure to Achieve Minimum Compensatable Value.    Notwithstanding the provisions of Section 8, if a Transfer Valuation Event occurs as a result of which Thermo shall have received aggregate consideration for the Thermo Equity equal to or in excess of the amount of the Thermo investment but not in excess of the Floor Valuation, the Plan shall terminate on the date the final such transaction closes and no Incentive Compensation shall become payable hereunder. If the Plan terminates under these circumstances, and if Globalstar involuntarily terminates the employment of any Participant, other than for cause, within one (1) year after the Plan terminates for this reason, Globalstar shall pay the terminated Participant a termination benefit equal to one (1) year of the Participant's then gross salary without allowance for benefits. For avoidance of doubt, this Section 9 does not apply to any person whose status as Participant had terminated for any reason prior to Plan termination pursuant to this Section 9.

  10.
  No Recapture.    Incentive Compensation actually paid to Participants based on Compensatable Value as of any Valuation Date shall not be subject to recapture by or repayment to Globalstar if Compensatable Value shall have declined on a subsequent Valuation Date.

GENERAL PROVISIONS

  11.
  Consultation Regarding Thermo Investment.    Recognizing that accepting Thermo Investment prior to Conversion in excess of the sum required to be advanced by Thermo to Globalstar pursuant to the ACA (the "Required Thermo Investment") will have the impact on the Floor Valuation illustrated by the schedule of examples attached to this Memorandum, Globalstar agrees that prior to accepting from Thermo more than the Required Thermo Investment, it will notify the Participants that additional Thermo Investment is under consideration, and that Globalstar's officers and directors will consult with the Participants on the impact of such additional Thermo Investment on the company, its members, and the Participants. After this consultation, all decisions with respect to the source and terms of any such additional funding for the Company's activities shall be made in the manner required by law, including without limitation in accordance with Globalstar's Amended and Restated Limited Liability Agreement as the same shall exist at the time. This Section 11 shall not apply to Participants, if any, who are no longer employed by Globalstar at the time the additional Thermo Investment is being considered.

  12.
  Confidentiality.    This Memorandum and its contents shall be treated by the Participants, Globalstar, and Thermo as confidential, and shall not be disclosed by any of such persons to third parties, except as may be required by law or to persons with a bona fide need to know, and then only after prior notice to and consent of the other Participants and the Board of Directors of Globalstar, which consent shall not be delayed or withheld unreasonably.

  13.
  Dispute Resolution.    Any controversy or claim between the Parties arising out of or relating to this Memorandum, or the breach thereof, shall be governed by Colorado law and settled by arbitration in Denver, Colorado by three (3) arbitrators under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") and administered by the AAA. Each party shall appoint one (1) neutral and impartial arbitrator. The two (2) arbitrators thus appointed shall choose the third arbitrator, who shall act as chairman. Any award issued under this Section shall be entitled to enforcement in any court having jurisdiction. In the event of a dispute over interpretation of this Memorandum, neither Thermo, Globalstar, nor any of the Participants shall be deemed to be the drafter hereof.

  14.
  Full and Final Termination.    Nothing in the Plan shall be construed to create any right for any Participant to receive Incentive Compensation greater than the Aggregate Limitation. Upon receipt by a Participant of the Aggregate Limitation, and without prejudice to or limitation of any term or condition of the Plan under which it shall terminate upon payment of a lesser sum (or no sum) as to such Participant, the Plan shall fully and finally terminate as to such Participant upon payment to that Participant of the full sum that shall become due to the Participant. No claim on any other basis, legal or equitable, shall be recognized that would yield entitlement to compensation or other damages greater than the Incentive Compensation otherwise payable in strict accordance with the Plan.

  15.
  Illustrations.    The attached schedule sets forth certain hypothetical fact patterns that are intended to serve as a guide to interpretation and understanding of this Memorandum but do not constitute a part of the agreements set forth herein. Therefore, in the event of an irreconcilable inconsistency between an illustration in the attached schedule and the text of this Memorandum, the illustration shall be deemed to be erroneous and shall be conformed to make it consistent with the text.

  16.
  Effective Date, Obligation: Amendments.    The Plan with respect to the undersigned Participant shall become effective as of June 1, 2005. The Plan became effective with respect to the remaining participants on November l, 2004. All obligations hereunder with respect to calculation and payment of Incentive Compensation shall be solely the obligations of Globalstar. No subsequent supplement, modification, understanding, or interpretation of this Memorandum shall be effective or binding unless and until set forth in writing, signed by Globalstar and the affected Participant(s), and approved by the Board of Directors.

  17.
  Impact of IRC Section 409A.    It is the intention of the parties that the Plan comply with, and/or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The parties shall therefore review this Memorandum in a timely way and adopt changes hereto that are necessary (if any) to achieve this objective and to preserve to the maximum extent possible the business and economic purposes of the Plan. This shall be done at the request of any party promptly after the issuance of relevant guidance by the Internal Revenue Service ("IRS") but under no circumstances later than the latest date (if any) that the IRS may authorize for adoption of conforming changes. The Plan is not intended to be a qualified plan under the Federal Employee Retirement Income Security Act.

  18.
  Attachments.    See Attachments 1 and 2, which constitute integral parts of this memorandum.

Illustrative Schedule to Incentive Compensation Memorandum

Effective as of November 1, 2004

ASSUMES $50,000,000 THERMO INVESTMENT

Valuation Date	Thermo Equity Value*	Floor Valuation	Compensatable Value	Indicated Payment	Annual Payment Limitation	Actual Cumulative Payments
Oct. 06	$175,000,000	$150,000,000	$25,000,000	$500,000	$500,000	$500,000
Oct. 07	175,000,000	150,000,000	25,000,000	0	750,000	500,000
Oct. 07	212,500,000	150,000,000	65,500,000	750,000	750,000	1,250,000
Oct. 08	400,000,000	150,000,000	250,000,000	4,500,000	4,500,000	5,000,000
Oct. 08	400,000,000	150,000,000	250,000,000	3,750,000	3,750,000	5,000,000

ASSUMES $44,000,000 THERMO INVESTMENT

Valuation Date	Thermo Equity Value*	Floor Valuation	Compensatable Value	Indicated Payment	Annual Payment Limitation	Actual Cumulative Payments
Oct. 06	$157,000,000	$132,000,000	$25,000,000	$500,000	$500,000	$500,000
Oct. 07	194,500,000	132,000,000	62,500,000	750,000	750,000	1,250,000
Oct. 08	194,500,000	132,000,000	62,500,000	0	3,750,000	1,250,000
Oct. 08	382,000,000	132,000,000	250,000,000	3,750,000	3,750,000	5,000,000

ASSUMES $31,000,000 THERMO INVESTMENT

Valuation Date	Thermo Equity Value*	Floor Valuation	Compensatable Value	Indicated Payment	Annual Payment Limitation	Actual Cumulative Payments
Oct. 06	$118,000,000	$93,000,000	$25,000,000	$500,000	$500,000	$500,000
Oct. 07	155,000,000	93,000,000	$62,500,000	750,000	750,000	1,250,000
Oct. 08	218,000,000	93,000,000	125,000,000	1,250,000	3,750,000	2,500,000
Oct. 08	343,000,000	93,000,000	250,000,000	3,750,000	3,750,000	5,000,000
General Note:
The hypothetical fact patterns illustrated in this schedule are for illustrative purposes only and furnish no basis for any express or implied promise to pay Incentive Compensation, or of employment for any minimum duration for any Participant.
*
Includes value of consideration received from previous arms length transfers.

ATTACHMENT 1

Vesting Schedule

For additional clarification, amounts due under this Designated Executive Incentive Compensation Memorandum are limited to the following:

  (1)
  up to 10% of the Aggregate Limitation, as calculated on 10/31/06 and payable 1/07;

  (2)
  up to 25% of the Aggregate Limitation less any amount previously paid under (1), above, as calculated on 10/31/07 and payable 1/08; and

  (3)
  up to the Aggregate Limitation less any amounts previously paid under (1) and (2), above, as calculated on 10/31/08 and payable 1/09.

ATTACHMENT 2

Participant Responsibilities

As part of each year's budget cycle, the CEO of Globalstar shall establish employment performance criteria for each Participant which that Participant must attain as of the next succeeding Valuation Date in order to retain eligibility. Each Participant shall receive periodic written statements of that Participant's criteria.

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  Exhibit 10.10
CONFIDENTIAL TREATMENT
GLOBALSTAR COMPANIES DESIGNATED EXECUTIVE INCENTIVE COMPENSATION MEMORANDUM
Illustrative Schedule to Incentive Compensation Memorandum Effective as of November 1, 2004
ATTACHMENT 1 Vesting Schedule
ATTACHMENT 2 Participant Responsibilities